Exhibit 99.1

Advanced Photonix, Inc. Announces Pricing Of Public Offering Of Common Stock

ANN ARBOR, Mich., May 30, 2014 -- Advanced Photonix, Inc.® (NYSE MKT: API) announced today that it priced an underwritten public offering of 5,391,304 shares of its Class A Common Stock at a public offering of $0.53 a share. Additionally, the Company has granted the underwriter an option exercisable for a 30-day period to the purchase up to an additional 808,696 shares of Class A Common Stock on the same terms and conditions. The Company plans to use the approximately $ 2.5 million in net proceeds to reduce its indebtedness and pay certain related fees.

The shares of common stock are being sold pursuant to the Company’s registration statement on Form S-3 (File No. 333-195689), which was declared effective by the Securities and Exchange Commission (“SEC”) on May 12, 2014.

A prospectus supplement relating to the offering will be filed with the SEC. In connection with the offering, B. Riley & Co., LLC is acting as the sole underwriter. The offering of these shares will be made only by means of a prospectus and related prospectus supplement, copies of which can be obtained, when available, from B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the shares referred to in this press release in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Advanced Photonix, Inc.
Advanced Photonix, Inc.® (NYSE MKT: API) is a leading supplier of optoelectronic sensors, devices and instruments used by Test and Measurement, Process Control, Medical, Telecommunication and Homeland Security markets. The company has three product lines: Optosolutions focuses on enabling manufacturers to measure physical properties, including temperature, particular counting, color, and fluorescence for Medical, Homeland Security and Process Control applications. The Terahertz sensor product line is targeted to the Process Control, to enable quality control, and Security markets through nondestructive testing. The T-Gauge® sensor can measure subsurface physical properties, like multi-layers thicknesses, density, moisture content, anomaly detection and some chemical features, online and in real time. High-Speed Optical Receiver (HSOR) products are used by the telecommunication market in both telecommunication equipment and in test and measurement equipment utilized in the manufacturing of telecommunication equipment. For more information visit us on the web at www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.

CONTACT: ir@advancedphotonix.com

SOURCE: Advanced Photonix, Inc.

RELATED LINKS: http://www.advancedphotonix.com

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474